<SEQUENCE>1
<FILENAME>xoma052209.txt

                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                   XOMA Ltd.
                                (Name of Issuer)

                      Common Shares, par value $0.0005 per share
                          (Title of Class of Securities)

                                    G9825R107
                                 (CUSIP Number)

                                  May 15, 2009
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 11 Pages

CUSIP No. G9825R107                   13G                   Page 2 of 11 Pages
--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Hudson Bay Fund, LP
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)   SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)   SHARED VOTING POWER
               	4,235,294 Common Shares
		Warrants to purchase 2,117,647 Common Shares (See Item 4)
OWNED BY       -----------------------------------------------------------------

EACH           (7)   SOLE DISPOSITIVE POWER
                     0
REPORTING      -----------------------------------------------------------------

PERSON WITH:  (8)    SHARED DISPOSITIVE POWER
               4,235,294 Common Shares
	       Warrants to purchase 2,117,647 Common Shares (See Item 4)
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            	4,235,294 Common Shares
		Warrants to purchase 2,117,647 Common Shares (See Item 4)
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                         [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            4.07% (See Item 4)
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            PN
--------------------------------------------------------------------------------

CUSIP No. G9825R107                   13G                   Page 3 of 11 Pages
--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Hudson Bay Overseas Fund, Ltd.

--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)   SOLE VOTING POWER
                     0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)   SHARED VOTING POWER
                7,529,412 Common Shares
		Warrants to purchase 3,764,706 Common Shares (See Item 4)
OWNED BY       -----------------------------------------------------------------

EACH           (7)   SOLE DISPOSITIVE POWER
                     0
REPORTING      -----------------------------------------------------------------

PERSON WITH:   (8)   SHARED DISPOSITIVE POWER
                7,529,412 Common Shares
		Warrants to purchase 3,764,706 Common Shares (See Item 4)

--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             	7,529,412 Common Shares
		Warrants to purchase 3,764,706 Common Shares (See Item 4)

--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.15% (See Item 4)
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            CO
--------------------------------------------------------------------------------

CUSIP No. G9825R107                  13G                   Page 4 of 11 Pages
--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Hudson Bay Capital Management, L.P.

--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)   SOLE VOTING POWER
                     0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)   SHARED VOTING POWER
                11,764,706 Common Shares
		Warrants to purchase 5,882,353 Common Shares (See Item 4)

OWNED BY       -----------------------------------------------------------------

EACH           (7)   SOLE DISPOSITIVE POWER
                     0
REPORTING      -----------------------------------------------------------------

PERSON WITH:   (8)   SHARED DISPOSITIVE POWER
                11,764,706 Common Shares
		Warrants to purchase 5,882,353 Common Shares (See Item 4)

--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            	11,764,706 Common Shares
		Warrants to purchase 5,882,353 Common Shares (See Item 4)

--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.80% (See Item 4)
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            PN
--------------------------------------------------------------------------------

CUSIP No. G9825R107                   13G                   Page 5 of 11 Pages
--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS

            Sander Gerber
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)   SOLE VOTING POWER
                     0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)   SHARED VOTING POWER
                11,764,706 Common Shares
		Warrants to purchase 5,882,353 Common Shares (See Item 4)

OWNED BY       -----------------------------------------------------------------

EACH           (7)   SOLE DISPOSITIVE POWER
                     0
REPORTING      -----------------------------------------------------------------

PERSON WITH:   (8)   SHARED DISPOSITIVE POWER
		11,764,706 Common Shares
		Warrants to purchase 5,882,353 Common Shares (See Item 4)

--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            	11,764,706 Common Shares
		Warrants to purchase 5,882,353 Common Shares (See Item 4)

--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.80%  (See Item 4)
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IN
--------------------------------------------------------------------------------

CUSIP No. G9825R107                   13G                   Page 6 of 11 Pages
--------------------------------------------------------------------------------


Item 1.

(a)   Name of Issuer

           XOMA, Ltd., a Bermuda corporation (the "Company")

(b)   Address of Issuer's Principal Executive Offices

           	2910 Seventh Street
		Berkley, California  94710


Item 2(a).  Name of Person Filing

      This statement is filed by the entities and persons listed below, who are collectively referred to herein as "Reporting Persons," with respect to the Common Shares beneficially owned by the Reporting Person.

FUNDS

(i) Hudson Bay Fund, LP, with respect to the Common Shares beneficially owned by it.

(ii) Hudson Bay Overseas Fund, Ltd. with respect to the Common Shares beneficially owned by it.

      INVESTMENT MANAGER

(iii) Hudson Bay Capital Management, L.P., (the "Investment Manager"), with respect to the Common Shares beneficially owned by Hudson Bay Fund, LP and Hudson Bay Overseas Fund, Ltd. (together, the "Hudson Bay Funds") and to which the Investment Manager serves as investment manager.

      REPORTING INDIVIDUAL

(iv) Mr. Sander Gerber ("Mr. Gerber"), with respect to the Common Shares held by each of the Hudson Bay Funds.


      The Investment Manager serves as the investment manager to each of the Hudson Bay Funds. Mr. Gerber is an executive officer of the Investment Manager.

CUSIP No. G9825R107                   13G                   Page 7 of 11 Pages

Item 2(b).  Address of Principal Business Office or, if none, Residence

      The address of the principal business office of each of the Reporting Persons is:

      120 Broadway, 40th Floor
      New York, NY 10271

Item 2(c).  Citizenship

      Citizenship is set forth in Row 4 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

Item 2(d)   Title of Class of Securities

      	Common Shares, par value $0.005 per share (the "Common Shares")


Item 2(e)   CUSIP Number

      	G9825R107

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) [ ]   Broker or dealer registered under Section 15 of the Act (15 U.S.C.
          78o).

(b) [ ]   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ]   An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. G9825R107                   13G                   Page 8 of 11 Pages
--------------------------------------------------------------------------------
Item 4.     Ownership

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

      The Company Prospectus filed pursuant to Rule 424(b)(5) on May 20, 2009 indicates that the total number of outstanding Common Shares upon completion of the offering made pursuant to such Prospectus is 154,098,199. The percentages set forth on Row ll of the cover page for each Reporting Person is based on the outstanding Common Shares and subject to the Blocker (as defined below) and assumes the exercise of the reported warrants. Pursuant to the terms of the reported warrants, the Reporting Person cannot exercise any of these warrants until such time as the Reporting Person would not beneficially own after any such exercise more than 9.80% of the outstanding Common Shares (the "Blocker").


      The Investment Manager, which serves as the investment manager to the Hudson Bay Funds, may be deemed to be the beneficial owner of all Common Shares owned by the Hudson Bay Funds. Mr. Gerber, as executive officer of the Investment Manager, with the power to exercise investment discretion, may be deemed to be the beneficial owner of all Common shares owned by the Hudson Bay Funds. Each of the Investment Manager and the Reporting Individual hereby disclaims any beneficial ownership of any such Common Shares, except for their pecuniary interest therein.


Item 5.     Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

      Not applicable.

Item 8.     Identification and Classification of Members of the Group

      See Exhibit I.



Item 9.     Notice of Dissolution of Group

      Not applicable.

Item 10.    Certification

      By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. G9825R107                   13G                   Page 9 of 11 Pages
--------------------------------------------------------------------------------
Exhibits:

Exhibit I: Joint Filing Agreement, dated as of May 22, 2009, by and among Hudson Bay Fund, LP, Hudson Bay Overseas Fund, Ltd., Hudson Bay Capital Management, L.P. and Sander Gerber.

CUSIP No. G9825R107                   13G                   Page 10 of 11 Pages
--------------------------------------------------------------------------------


SIGNATURES

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: May 22, 2009

HUDSON BAY FUND, L.P.				HUDSON BAY OVERSEAS FUND, LTD.

By: Hudson Bay Capital Management, L.P.	By: Hudson Bay Capital Management, L.P.
Investment Manager				Investment Manager

By: /s/ SANDER GERBER				By: /s/ SANDER GERBER
Name:	Sander Gerber				Name:  Sander Gerber
Title: 	Authorized Signatory			Title:	Authorized Signatory



HUDSON BAY CAPITAL MANAGEMENT, L.P.		/s/ Sander Gerber
						SANDER GERBER
By: /s/ SANDER GERBER
Name:	Sander Gerber
Title: 	Authorized Signatory

CUSIP No. G9825R107                   13G                   Page 11 of 11 Pages


                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Shares, par value $0.005 per share of XOMA, Ltd. is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of May 22, 2009


HUDSON BAY FUND, L.P.				HUDSON BAY OVERSEAS FUND, LTD.

By: Hudson Bay Capital Management, L.P.	By: Hudson Bay Capital Management, L.P.
Investment Manager				Investment Manager

By: /s/ SANDER GERBER				By: /s/ SANDER GERBER
Name:	Sander Gerber				Name:  Sander Gerber
Title: 	Authorized Signatory			Title:	Authorized Signatory



HUDSON BAY CAPITAL MANAGEMENT, L.P.		/s/ Sander Gerber
						SANDER GERBER
By: /s/ SANDER GERBER
Name:	Sander Gerber
Title: 	Authorized Signatory